BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

September 20, 2022

BNY Mellon Sustainable U.S. Equity Fund, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective September 30, 2022, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Sustainable U.S. Equity Fund, Inc. (the "Fund"), as follows:

Until September 30, 2023, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of its classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .70%. On or after September 30, 2023, BNYM Investment Adviser may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to September 30, 2023, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ Deirdre Cunnane

        Deirdre Cunnane

          Assistant Secretary

Accepted and Agreed To:

BNY MELLON SUSTAINABLE U.S. EQUITY FUND, INC.

By: /s/ James Windels

       James Windels

       Treasurer